Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated March 10, 2025, except for the effects of the restatement disclosed in Note 2, as to which the date is August 14, 2025, with respect to the consolidated financial statements of Kestrel Group, LLC for the years ended December 31, 2024 and 2023, which are incorporated by reference in the Registration Statements on Form S-4/A and S-8 through this Form 8-K/A dated August 14, 2025.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

August 14, 2025